                                                                     EXHIBIT 4.3

                       PAYMENT AND REIMBURSEMENT AGREEMENT

         This Payment and Reimbursement Agreement ("Agreement") is dated as of
_________, 2004 and is between World Gold Trust Services, LLC, a Delaware limited liability company ("Sponsor"), and The Bank of New York, a New York banking corporation, in its capacity as trustee ("Trustee") of the
streetTRACKS(R) Gold Trust ("Trust"), a trust established pursuant to the Trust
Indenture ("Trust Indenture"), dated as of ___________, 2004, between the
Sponsor and the Trustee.

         WHEREAS, pursuant to Section 3.05(e) of the Trust Indenture, the
Trustee has agreed to charge no fee and to assume the expenses of the operation of the Trust (other than extraordinary expenses) accrued through the day the
Trust's streetTRACKS(R) Gold Shares commence trading on the New York Stock
Exchange, Inc. ("Reimbursement Period").

         NOW, THEREFORE, in consideration of the foregoing recitals and the following agreements, the parties agree as follows:

         1. Payment and Reimbursement. The Sponsor agrees (i) to pay to the
Trustee the amount of the fee which would otherwise be payable to the Trustee under Section 8.04 of the Trust Indenture for the Reimbursement Period but for
the operation of Section 3.05(e) of the Trust Indenture and (ii) to reimburse the Trustee for the expenses of the operation of the Trust which the Trustee assumes during the Reimbursement Period under Section 3.05(e) of the Trust
Indenture.

         2. Statements. The Trustee shall provide the Sponsor with a statement for the Reimbursement Period detailing the amounts to be paid or reimbursed to the Trustee under Section 1 above. Such statement shall set forth in reasonable specificity the amounts to be paid or reimbursed to the Trustee and the manner of calculation thereof. At the request of the Sponsor, the Trustee shall furnish to the Sponsor such additional documentation and information as may be necessary for the Sponsor to establish to its reasonable satisfaction that the Trustee is entitled to payment or reimbursement hereunder. The Sponsor shall pay to the
Trustee the amounts identified for payment or reimbursement in the statement no later than [THIRTY (30)] days after receipt of such statement, unless part or all of such amounts is disputed by the Sponsor. Upon the Trustee's receipt of the Sponsor's written notice of the existence of disputed items in the statement, the parties shall in good faith attempt to resolve such disputed items within [THIRTY (30)] days after the Trustee's receipt of such notice.

         4. Miscellaneous.

             (a) Entire Agreement; Amendments and Waiver. This Agreement
constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in a writing executed by each of the parties

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hereto. No waiver of any of the provisions hereof shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

             (b) Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party and any purported assignment in violation of this provision shall be null and void.

             (c) Governing Law. This Agreement has been executed and delivered in the State of New York, and shall be governed by and construed in accordance with the laws of the State of New York.

             (d) Consent to Jurisdiction. Each party hereto irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party hereto further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party's address for purposes of notices hereunder.

             (e) Notices. All notices and other communications under this
Agreement shall be in writing, signed by the party giving it, shall be deemed given, if delivered personally, when received, if sent by first class mail
(postage prepaid), on the second business day after being mailed, or if sent by a recognized overnight courier (receipt confirmation received) or by facsimile
(transmission confirmation received), on the next business day after being sent, and shall be sent to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

         If to the Sponsor, to:   World Gold Trust Services, LLC
                                  444 Madison Avenue
                                  3rd Floor
                                  New York, New York 10022
                                  Attention:  J. Stuart Thomas
                                  Facsimile:  (212) 688-0410

         If to the Trustee, to:   The Bank of New York
                                  2 Hanson Place
                                  Brooklyn, New York 11217
                                  Attention: ADR Administration
                                  Facsimile: 718-315-4881

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             (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

                            [Signature Page Follows]

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         IN WITNESS WHEREOF, the Trustee and the Sponsor have each caused this
Agreement to be duly executed and delivered as of the date first above written.

                                            WORLD GOLD TRUST SERVICES, LLC

                                            By:
                                               ---------------------------------
                                            Name:
                                            Title

                                            THE BANK OF NEW YORK,
                                            as Trustee

                                            By:
                                               ---------------------------------
                                            Name:
                                            Title

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